                                                                     EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                  ITURF INC.,
                             ITURF BREAKFAST CORP.
                                      AND
                                  DELIA*S INC.

                          DATED AS OF AUGUST 16, 2000
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                               TABLE OF CONTENTS


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                                                                PAGE
                                                              --------
ARTICLE I
    THE MERGER..............................................     A-1
    Section 1.01.  THE MERGER...............................     A-1
    Section 1.02.  EFFECTIVE TIME; CLOSING..................     A-1
    Section 1.03.  EFFECT OF THE MERGER.....................     A-1
    Section 1.04.  CERTIFICATE OF INCORPORATION; BY-LAWS....     A-2
    Section 1.05.  DIRECTORS AND OFFICERS...................     A-2
    Section 1.06.  EFFECT ON SHARES.........................     A-2
    Section 1.07.  SURRENDER OF SHARES; EXCHANGE AGENT......     A-3
    Section 1.08.  STOCK TRANSFER BOOKS.....................     A-4
    Section 1.09.  NO FURTHER OWNERSHIP RIGHTS..............     A-4
    Section 1.10.  LOST, STOLEN OR DESTROYED CERTIFICATES...     A-4
    Section 1.11.  RESTRICTED STOCK.........................     A-4

ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF DELIA*S...............     A-5
    Section 2.01.  ORGANIZATION AND QUALIFICATION;
             SUBSIDIARIES...................................     A-5
    Section 2.02.  CERTIFICATE OF INCORPORATION AND
             BY-LAWS........................................     A-5
    Section 2.03.  CAPITALIZATION...........................     A-5
    Section 2.04.  AUTHORITY RELATIVE TO THIS AGREEMENT.....     A-6
    Section 2.05.  NO CONFLICT; REQUIRED FILINGS AND
             CONSENTS.......................................     A-6
    Section 2.06.  SEC FILINGS; FINANCIAL STATEMENTS........     A-7
    Section 2.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.....     A-7
    Section 2.08.  FAIRNESS OPINION.........................     A-7
    Section 2.09.  BROKERS..................................     A-7
    Section 2.10.  NO ACCELERATION OF OPTIONS OR DELIA*S
             RESTRICTED STOCK; CHANGE OF CONTROL............     A-8

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF ITURF.................     A-8
    Section 3.01.  ORGANIZATION AND QUALIFICATION;
             SUBSIDIARIES...................................     A-8
    Section 3.02.  CERTIFICATE OF INCORPORATION AND
             BY-LAWS........................................     A-8
    Section 3.03.  CAPITALIZATION...........................     A-8
    Section 3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT.....     A-9
    Section 3.05.  NO CONFLICT; REQUIRED FILINGS AND
             CONSENTS.......................................    A-10
    Section 3.06.  SEC FILINGS; FINANCIAL STATEMENTS........    A-10
    Section 3.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.....    A-11
    Section 3.08.  FAIRNESS OPINION AND APPROVAL BY THE
             SPECIAL COMMITTEE..............................    A-11
    Section 3.09.  BROKERS..................................    A-11
    Section 3.10.  NO ACCELERATION OF OPTIONS OR ITURF
             RESTRICTED STOCK; CHANGE OF CONTROL............    A-11

ARTICLE IV
    COVENANTS...............................................    A-11
    Section 4.01.  STOCKHOLDERS MEETINGS; VOTING OF
             SHARES.........................................    A-11
    Section 4.02.  JOINT PROXY STATEMENT/PROSPECTUS AND
             REGISTRATION STATEMENT ON FORM S-4.............    A-12
    Section 4.03.  NO SOLICITATION..........................    A-13
    Section 4.04.  DIRECTORS' AND OFFICERS' INDEMNIFICATION
             AND INSURANCE..................................    A-14
    Section 4.05.  STOCK OPTIONS............................    A-14
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                                      A-i
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
    Section 4.06.  EMPLOYEE BENEFITS........................    A-16
    Section 4.07.  PUBLIC ANNOUNCEMENTS.....................    A-16
    Section 4.08.  NOTIFICATION OF CERTAIN MATTERS..........    A-16
    Section 4.09.  FURTHER ACTION; REASONABLE BEST
             EFFORTS........................................    A-16
    Section 4.10.  DELISTING; DEREGISTRATION................    A-16
    Section 4.11.  ELECTION OF DIRECTORS OF ITURF...........    A-16
    Section 4.12.  NO ACCELERATION OF ITURF OPTIONS OR ITURF
             RESTRICTED STOCK...............................    A-16
    Section 4.13.  VOTING OF DELIA*S COMMON STOCK...........    A-16
    Section 4.14.  ISSUANCE OF OPTIONS OR RESTRICTED
             STOCK..........................................    A-17

ARTICLE V
    CONDITIONS TO THE MERGER................................    A-17
    Section 5.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO
             EFFECT THE MERGER..............................    A-17
    Section 5.02.  CONDITIONS TO THE OBLIGATION OF DELIA*S
             TO EFFECT THE MERGER...........................    A-17
    Section 5.03.  CONDITIONS TO THE OBLIGATION OF ITURF AND
             MERGER SUB TO EFFECT THE MERGER................    A-18

ARTICLE VI
    TERMINATION, AMENDMENT AND WAIVER.......................    A-18
    Section 6.01.  TERMINATION..............................    A-18
    Section 6.02.  EFFECT OF TERMINATION....................    A-19
    Section 6.03.  AMENDMENT................................    A-19
    Section 6.04.  WAIVER...................................    A-19

ARTICLE VII
    GENERAL PROVISIONS......................................    A-19
    Section 7.01.  NON-SURVIVAL OF REPRESENTATIONS AND
             WARRANTIES.....................................    A-19
    Section 7.02.  NOTICES..................................    A-19
    Section 7.03.  CERTAIN DEFINITIONS......................    A-20
    Section 7.04.  SEVERABILITY.............................    A-21
    Section 7.05.  ENTIRE AGREEMENT; ASSIGNMENT.............    A-21
    Section 7.06.  PARTIES IN INTEREST......................    A-21
    Section 7.07.  FEES AND EXPENSES........................    A-21
    Section 7.08.  GOVERNING LAW............................    A-21
    Section 7.09.  HEADINGS.................................    A-21
    Section 7.10.  COUNTERPARTS.............................    A-21
    Section 7.11.  SPECIFIC PERFORMANCE.....................    A-21

                                      A-ii
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    AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2000 (this
"Agreement"), among iTurf Inc., a Delaware corporation ("iTurf"), iTurf Breakfast Corp., a Delaware corporation and a wholly-owned subsidiary of iTurf ("Merger Sub"), and dELiA*s Inc., a Delaware corporation ("dELiA*s").

    WHEREAS, the Board of Directors of dELiA*s (i) has determined that it is advisable and in the best interests of its stockholders (other than Stephen I. Kahn and his family members) for dELiA*s to enter into this Agreement and to consummate a merger of Merger Sub with and into dELiA*s (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and (ii) has approved this Agreement, the Merger and the other transactions contemplated hereby;

    WHEREAS, the Board of Directors of iTurf, acting upon the unanimous recommendation of a special committee of such Board comprised entirely of independent directors (the "Special Committee"), (i) has determined that it is advisable and in the best interests of the holders of iTurf's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") (other than dELiA*s, Stephen I. Kahn or any affiliate thereof), for iTurf to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) has approved this Agreement, the Merger and the other transactions contemplated hereby;

    WHEREAS, the Board of Directors of Merger Sub (i) has determined that it is advisable and in the best interests of its sole stockholder for Merger Sub to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) has approved this Agreement, the Merger and the other transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as defined below) Merger Sub shall be merged with and into dELiA*s. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and dELiA*s shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    Section 1.02. EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if applicable, waiver of the conditions set forth in
Article V, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law, and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as mutually agreed upon by the parties to this Agreement and specified as the effective time in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time"). Simultaneously with such filing, a closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article V.

    Section 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of dELiA*s and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of dELiA*s and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 1.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, in the form of EXHIBIT A attached hereto, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"FIRST: The name of the corporation is dELiA*s Inc."

    (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, in the form of EXHIBIT B attached hereto, shall be the By-Laws of the Surviving Corporation following the Effective Time until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    Section 1.05. DIRECTORS AND OFFICERS. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    Section 1.06. EFFECT ON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of iTurf, Merger Sub, dELiA*s or the holders of any of the following securities:

        (a) CANCELLATION; RETIREMENT. Each share of common stock, par value $.01 per share ("dELiA*s Common Stock"), of dELiA*s held in the treasury of dELiA*s immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor and cease to exist.

        (b) CONVERSION OF SHARES. Subject to Sections 1.06(a), (e) and (f), each share of dELiA*s Common Stock (including each share held by iTurf or any of its subsidiaries) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive
    1.715 (the "Exchange Ratio") fully paid and non-assessable shares of Class A Common Stock (together with any cash paid pursuant to Section 1.06(f) in lieu of fractional shares of Class A Common Stock, the "Merger Consideration");

        (c) STOCK OPTIONS. All options to purchase shares of dELiA*s Common Stock granted under any stock option plan of dELiA*s ("dELiA*s Option Plans") or pursuant to any other arrangement to provide options, warrants or other rights to purchase such shares to directors, officers or employees of dELiA*s or other persons (in any such case, an "Option") outstanding immediately prior to the Effective Time shall be subject to the provisions of Section 4.05;

        (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation;

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of dELiA*s Common Stock or Class A Common Stock), reorganization, recapitalization or other like change with respect to shares of dELiA*s Common

    Stock or Class A Common Stock, the record date for which shall occur after the date hereof and prior to the Effective Time;

        (f) FRACTIONAL SHARES. No fraction of a share of Class A Common Stock will be issued, but in lieu thereof each holder of dELiA*s Common Stock who would otherwise be entitled to a fraction of a share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock to be received by such holder) shall receive from iTurf an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of
    (i) such fraction, multiplied by (ii) the closing price of the Class A Common Stock on the trading day on which the Effective Time occurs (provided that if the Effective Time does not occur on a trading day, then the closing price of the Class A Common Stock on the next succeeding day that is a trading day), as quoted in THE WALL STREET JOURNAL or other reliable financial newspaper or publication, or, if the Class A Common Stock is not so quoted on such day, then the fair market value of the Class A Common Stock on such day as determined in good faith by the Board of Directors of iTurf (with the approval of the Special Committee). For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on The Nasdaq Stock Market and on which trading in Class A Common Stock has occurred.

    Section 1.07. SURRENDER OF SHARES; EXCHANGE AGENT. (a) Prior to the Effective Time, iTurf shall deposit, or shall cause to be deposited, to or for the account of a bank or trust company designated by iTurf (the "Exchange Agent"), which designation shall require the consent of dELiA*s, in trust for the benefit of the holders of dELiA*s Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the Class A Common Stock and, in lieu of any fractional shares thereof, cash issuable pursuant to Section 1.06 in exchange for the outstanding shares of dELiA*s Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, iTurf will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of dELiA*s Common Stock (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as iTurf may reasonably specify) and
(ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Class A Common Stock and cash in lieu of any fractional shares thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of dELiA*s Common Stock which is not registered in the transfer records of dELiA*s as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of dELiA*s Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Class A Common Stock into which such shares of dELiA*s Common Stock shall have been converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06(f).

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to the Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class A Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class A Common Stock.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to iTurf or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Class A Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of iTurf or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. None of iTurf, Merger Sub or dELiA*s shall be liable to any holder of dELiA*s Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. iTurf, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of dELiA*s Common Stock such amounts as iTurf, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the dELiA*s Common Stock in respect of which such deduction and withholding was made.

    Section 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of dELiA*s shall be closed, and there shall be no further registration of transfers of shares of dELiA*s Common Stock thereafter on the records of dELiA*s. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    Section 1.09. NO FURTHER OWNERSHIP RIGHTS. The Merger Consideration delivered upon the surrender for exchange of shares of dELiA*s Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

    Section 1.10. LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.07; PROVIDED, HOWEVER, that iTurf may, in its discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against iTurf or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

    Section 1.11. RESTRICTED STOCK. If any shares of dELiA*s Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("dELiA*s Restricted Stock") may be forfeited or repurchased by dELiA*s upon any termination of the stockholder's employment, directorship or other relationship with dELiA*s (and/or any affiliate of dELiA*s) under the terms of any restricted stock agreement or other agreement with dELiA*s, then the shares of Class A Common Stock issued upon the conversion of such shares of dELiA*s Restricted Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Class A Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. dELiA*s shall take all actions that may be necessary to ensure that, from and after the Effective Time, iTurf is entitled to exercise any such repurchase option or other right set forth in any such restricted stock agreement or other agreement. A listing of the holders of dELiA*s Restricted Stock, together with the number of shares and the vesting schedule of dELiA*s Restricted Stock held by each, is set forth in Section 1.11 of the dELiA*s Disclosure Schedule (as defined below).

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF DELIA*S

    Except as otherwise disclosed in the dELiA*s SEC Reports (as defined below) or as set forth in the disclosure schedule delivered to iTurf on the date hereof (the "dELiA*s Disclosure Schedule"), which exceptions shall not apply to the representations and warranties contained in Section 2.10, dELiA*s hereby represents and warrants to iTurf and Merger Sub that:

    Section 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of dELiA*s and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect (as defined below). Each of dELiA*s and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. dELiA*s does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, properties, financial condition, assets or liabilities of such party and its subsidiaries (if applicable), taken as a whole, or to the ability of such party to perform its obligations under this Agreement; PROVIDED, HOWEVER, that changes, events or effects that are applicable to or arise out of (i) any changes in economic, regulatory or political conditions generally, (ii) this Agreement or the transactions contemplated hereby, (iii) the industry of such party generally or (iv) the effect of the public announcement of the transactions contemplated hereby, shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur.

    Section 2.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. dELiA*s has heretofore furnished to iTurf a complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. dELiA*s is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. None of dELiA*s subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

    Section 2.03. CAPITALIZATION. The authorized capital stock of dELiA*s consists of (i) 50,000,000 shares of dELiA*s Common Stock, of which 16,786,786 shares are issued and outstanding as of the date hereof, and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of dELiA*s are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Options to purchase an aggregate of no more than 1,937,374 shares of dELiA*s Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of dELiA*s or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is dELiA*s committed to issue any such option, warrant, right or security. All outstanding Options have been issued pursuant to the dELiA*s Inc. 1996 Stock Incentive Plan or the dELiA*s Inc. 1998 Stock Incentive Plan, except for 250,000 Options issued to Gary Sugarman pursuant to an agreement with dELiA*s dated
July 10, 1998 (the "Sugarman Options"). There are no outstanding obligations of dELiA*s to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of capital stock of each of dELiA*s subsidiaries are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any subsidiary of dELiA*s or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any such subsidiary, nor is any such subsidiary committed to issue any such option, warrant, right or security.

    Section 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) dELiA*s has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by dELiA*s and the consummation by dELiA*s of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of dELiA*s are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement and the Merger by the holders of at least 66 2/3% of the outstanding shares of dELiA*s Common Stock entitled to vote in accordance with Delaware Law and dELiA*s Certificate of Incorporation). This Agreement has been duly and validly executed and delivered by dELiA*s and, assuming the due authorization, execution and delivery of this Agreement by iTurf and Merger Sub, constitutes the legal, valid and binding obligation of dELiA*s enforceable against dELiA*s in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

    (b) The Board of Directors of dELiA*s (i) has declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the stockholders of dELiA*s (other than Stephen I. Kahn and his family members) and (ii) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.

    Section 2.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by dELiA*s do not, and the performance of this Agreement by dELiA*s and the consummation of the Merger will not,
(i) conflict with or violate dELiA*s Certificate of Incorporation or By-Laws or the equivalent organizational documents of any of its subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree (each, a "Law") applicable to dELiA*s or any of its subsidiaries or by which any property or asset of dELiA*s or any of its subsidiaries is bound, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of dELiA*s or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which dELiA*s or any of its subsidiaries is a party or by which dELiA*s or any of its subsidiaries or any property or asset of any of them is bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

    (b) The execution and delivery of this Agreement by dELiA*s do not, and the performance of this Agreement by dELiA*s and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Government Entities"), except (i) for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and the filing of the Certificate of Merger as required by Delaware Law, (ii) for notifications required to be delivered to the Federal Trade Commission pursuant to the Agreement Containing Consent Order between the Federal Trade Commission and dELiA*s, issued June 2, 1999, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by dELiA*s of its obligations under this Agreement or the consummation of the Merger.

    Section 2.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) dELiA*s has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Act and the Exchange Act since May 1, 1999 (collectively, the "dELiA*s SEC Reports"). The dELiA*s SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of dELiA*s subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the dELiA*s SEC Reports (i) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, (ii) was prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly presents in all material respects the consolidated financial position of dELiA*s and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain the required notes thereto.

    Section 2.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since April 29, 2000:
(a) dELiA*s and its subsidiaries have not suffered any Material Adverse Effect; and (b) dELiA*s and its subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this Agreement.

    Section 2.08. FAIRNESS OPINION. The Board of Directors of dELiA*s has been advised by Salomon Smith Barney that, in its opinion, as of the date hereof, the consideration to be received, pursuant to this Agreement, by the holders of dELiA*s Common Stock (other than Stephen I. Kahn and his family members) in the Merger is fair from a financial point of view to such holders, and Salomon Smith Barney will deliver a written copy of such opinion to the Board of Directors of dELiA*s.

    Section 2.09. BROKERS. No broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of dELiA*s. dELiA*s has heretofore furnished to iTurf a complete and correct copy of all agreements between dELiA*s and Salomon Smith Barney pursuant to which such firm would be entitled to any payment relating to this Agreement or the transactions contemplated hereby. Any such fees due shall be paid by dELiA*s.

    Section 2.10. NO ACCELERATION OF OPTIONS OR DELIA*S RESTRICTED STOCK; CHANGE OF CONTROL. Except as provided in Article XI of the 1996 Stock Incentive Plan of dELiA*s Inc. and the 1998 Stock Incentive Plan of dELiA*s Inc., as such Article applies to all outstanding Options (including the Sugarman Options) and dELiA*s Restricted Stock, no accelerated vesting of Options (including the Sugarman Options) or Adjusted Options or dELiA*s Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to dELiA*s Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby. The consummation of the Merger and the other transactions contemplated hereby will not give rise to any liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of dELiA*s (whether current, former or retired) or their beneficiaries or affiliates solely by reason of such transactions.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF ITURF

    Except as otherwise disclosed in the iTurf SEC Reports (as defined below) or as set forth in the disclosure schedule delivered to dELiA*s on the date hereof (the "iTurf Disclosure Schedule"), which exceptions shall not apply to the representations and warranties contained in Section 3.10, iTurf hereby represents and warrants to dELiA*s that:

    Section 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of iTurf and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of iTurf and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. iTurf does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    Section 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. iTurf has heretofore furnished to dELiA*s a complete and correct copy of its Certificate of Incorporation and By-Laws and a complete and correct copy of the Certificate of Incorporation and By-Laws of Merger Sub, in each case as amended to date. The Certificate of Incorporation and By-Laws of each of iTurf and Merger Sub are in full force and effect. iTurf is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. None of iTurf's subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

    Section 3.03. CAPITALIZATION. The authorized capital stock of iTurf consists of (i) 80,000,000 shares of common stock, par value $.01 per share ("iTurf Common Stock"), of which 67,500,000 shares are designated as Class A Common Stock, of which 9,697,090 shares are issued and outstanding as of the date hereof, and of which 12,500,000 shares are designated as Class B Common Stock, of which 11,425,000 shares are issued and outstanding as of the date hereof and 1,075,000 shares had been issued and outstanding but were subsequently converted into shares of Class A Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 600,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of iTurf are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding options to purchase an aggregate of no more than 1,278,100 shares of Class A Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of iTurf or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is iTurf committed to issue any such option, warrant, right or security. There are no outstanding obligations of iTurf to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of capital stock of each of iTurf's subsidiaries are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any subsidiary of iTurf or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any such subsidiary, nor is any such subsidiary committed to issue any such option, warrant, right or security. Subject to obtaining the requisite stockholder approval of the iTurf Merger Matters (as defined below), the shares of Class A Common Stock to be issued in the Merger have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and non-assessable.

    Section 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. (a) Each of iTurf and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of iTurf and Merger Sub and the consummation by each of iTurf and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of iTurf or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than (i) the approval by the holders of at least a majority of the outstanding shares of iTurf Common Stock entitled to vote of the Second Restated Certificate of Incorporation of iTurf in the form of EXHIBIT C attached hereto (the "Second Restated Certificate of Incorporation") and (ii) the approval by the holders of at least a majority of the outstanding shares of iTurf Common Stock voted at the iTurf Meeting (as defined below) of the issuance of Class A Common Stock in the Merger in accordance with the terms of this Agreement, in each case in accordance with Delaware Law and iTurf's Certificate of Incorporation (collectively, the "iTurf Merger Matters")). This Agreement has been duly and validly executed and delivered by each of iTurf and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by dELiA*s, constitutes the legal, valid and binding obligation of each of iTurf and Merger Sub, enforceable against each of iTurf and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

    (b) The Board of Directors of iTurf (i) has declared that this Agreement, the Merger, the iTurf Merger Matters and the other transactions contemplated hereby are advisable and in the best interests of the holders of the Class A Common Stock (other than dELiA*s, Stephen I. Kahn or any affiliate thereof),
(ii) has authorized, approved and adopted this Agreement, the Merger, the iTurf Merger Matters and the other transactions contemplated hereby and (iii) has taken appropriate action, pursuant to Section 203(a)(1) of Delaware Law, to cause the restrictions contained in Section 203 of Delaware Law to be inapplicable to the Merger and the other transactions contemplated hereby.

    (c) The Board of Directors of Merger Sub (i) has declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the sole stockholder of Merger Sub and
(ii) has authorized, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby. Pursuant to Section 203(a)(2) of Delaware Law, the restrictions contained in Section 203 of Delaware Law are inapplicable to the Merger and the other transactions contemplated hereby.

    Section 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by each of iTurf and Merger Sub do not, and the performance of this Agreement by each of iTurf and Merger Sub and the consummation of the Merger will not, (i) conflict with or violate iTurf's Certificate of Incorporation or By-Laws or the equivalent organizational documents of any of its subsidiaries, (ii) conflict with or violate any Law applicable to iTurf or any of its subsidiaries or by which any property or asset of iTurf or any of its subsidiaries is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of iTurf or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which iTurf or any of its subsidiaries is a party or by which iTurf or any of its subsidiaries or any property or asset of any of them is bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

    (b) The execution and delivery of this Agreement by each of iTurf and Merger Sub do not, and the performance of this Agreement by each of iTurf and Merger Sub and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except (i) for the applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws and the filing of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by iTurf or Merger Sub of its obligations under this Agreement or the consummation of the Merger.

    Section 3.06. SEC FILINGS; FINANCIAL STATEMENTS. (a) iTurf has filed all forms, reports and documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since May 1, 1999 (collectively, the "iTurf SEC Reports"). The iTurf SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of iTurf's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the iTurf SEC Reports (i) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly presents in all material respects the consolidated financial position of iTurf and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain the required notes thereto.

    Section 3.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since April 29, 2000:
(a) iTurf and its subsidiaries have not suffered any Material Adverse Effect; and (b) iTurf and its subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this Agreement.

    Section 3.08. FAIRNESS OPINION AND APPROVAL BY THE SPECIAL COMMITTEE. On or prior to the date hereof, the Special Committee (i) determined that the Merger is fair to and in the best interests of the holders of the Class A Common Stock (other than dELiA*s, Stephen I. Kahn or any affiliate thereof) and
(ii) recommended that the Board of Directors of iTurf approve this Agreement, the Merger, the iTurf Merger Matters and the other transactions contemplated hereby. The Special Committee has been advised by U.S. Bancorp Piper Jaffray that, in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Class A Common Stock (other than dELiA*s, Stephen I. Kahn or any affiliate thereof), and U.S. Bancorp Piper Jaffray will deliver a written copy of such opinion to the Special Committee.

    Section 3.09. BROKERS. No broker, finder or investment banker (other than U.S. Bancorp Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of iTurf or the Special Committee. iTurf has heretofore furnished to dELiA*s a complete and correct copy of all agreements between iTurf or the Special Committee and U.S. Bancorp Piper Jaffray pursuant to which such firm would be entitled to any payment relating to this Agreement or the transactions contemplated hereby. Any such fees due shall be paid by iTurf.

    Section 3.10. NO ACCELERATION OF OPTIONS OR ITURF RESTRICTED STOCK; CHANGE OF CONTROL. Except as provided in Article XI of the 1999 Amended and Restated Stock Incentive Plan of iTurf Inc., as such Article applies to all outstanding iTurf Options and iTurf Restricted Stock (as such terms are defined below), no accelerated vesting of iTurf Options or iTurf Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to iTurf Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby. The consummation of the Merger and the other transactions contemplated hereby will not give rise to any liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of iTurf (whether current, former or retired) or their beneficiaries or affiliates solely by reason of such transactions.

    For purposes of this Agreement, "iTurf Options" means all options to purchase shares of iTurf Common Stock granted under any stock option plan of iTurf ("iTurf Option Plans") or pursuant to any other arrangement to provide options, warrants or other rights to purchase such shares to directors, officers or employees of iTurf or other persons. For purposes of this Agreement, "iTurf Restricted Stock" means shares of iTurf Common Stock that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by iTurf upon any termination of the stockholder's employment, directorship or other relationship with iTurf (and/or any affiliate of iTurf) under the terms of any restricted stock agreement or other agreement with iTurf.

                                   ARTICLE IV
                                   COVENANTS

    Section 4.01. STOCKHOLDERS MEETINGS; VOTING OF SHARES. (a) In order to consummate the Merger, iTurf shall, in accordance with Delaware Law and iTurf's Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders (the "iTurf Meeting") as promptly as practicable, but in no event later than 45 days after the S-4 Registration Statement (as defined below) is declared effective, for the purpose of considering and voting upon the approval of the iTurf Merger Matters and (ii) include in the Joint Proxy Statement/Prospectus (as defined below) (x) subject to fiduciary obligations under applicable law, the recommendation of the Special Committee and of the Board of Directors of iTurf that the stockholders of iTurf approve the iTurf Merger Matters and
(y) the opinion of U.S. Bancorp Piper Jaffray that the Exchange Ratio is fair from a financial point of view to the holders of the Class A Common Stock (other than dELiA*s, Stephen I. Kahn or any affiliate thereof). Subject to fiduciary obligations under applicable law, iTurf shall take all lawful action to solicit from the holders of iTurf Common Stock entitled to vote at the iTurf Meeting proxies in favor of such approval. At the iTurf Meeting, dELiA*s shall cause all shares of iTurf Common Stock then owned by it to be voted in favor of such approval.

    (b) In order to consummate the Merger, dELiA*s shall, in accordance with Delaware Law and dELiA*s Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders (the "dELiA*s Meeting") as promptly as practicable, but in no event later than 45 days after the S-4 Registration Statement is declared effective, for the purpose of considering and voting upon the approval of this Agreement and the Merger and (ii) include in the Joint Proxy Statement/Prospectus (x) subject to fiduciary obligations under applicable law, the recommendation of the Board of Directors of dELiA*s that the stockholders of dELiA*s approve this Agreement and the Merger and (y) the opinion of Salomon Smith Barney that the consideration to be received, pursuant to this Agreement, by the holders of dELiA*s Common Stock (other than Stephen I. Kahn and his family members) in the Merger is fair from a financial point of view to such holders. Subject to fiduciary obligations under applicable law, dELiA*s shall take all lawful action to solicit from the holders of dELiA*s Common Stock entitled to vote at the dELiA*s Meeting proxies in favor of such approval.

    Section 4.02. JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT ON FORM S-4. (a) As promptly as practicable following the execution and delivery of this Agreement, iTurf and dELiA*s shall prepare and file with the SEC a joint proxy statement/prospectus with respect to this Agreement, the Merger and the iTurf Merger Matters (the "Joint Proxy Statement/Prospectus"), and iTurf shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the issuance of shares of Class A Common Stock in the Merger (the "S-4 Registration Statement"). Each of iTurf and dELiA*s shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Joint Proxy Statement/Prospectus to its stockholders. iTurf and dELiA*s shall cooperate with each other in the preparation of the Joint Proxy Statement/Prospectus and the S-4 Registration Statement and shall notify each other of the receipt of any comments of the SEC with respect thereto and of any requests by the SEC for any amendment or supplement thereto or for additional information. Each of iTurf and dELiA*s agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC. Each of iTurf and dELiA*s (i) shall provide the other with information concerning it, and its subsidiaries, officers, directors and stockholders, that is necessary or advisable to be included in the Joint Proxy Statement/Prospectus and/or the S-4 Registration Statement and (ii) agrees promptly to (x) supplement, update and correct any information provided by it for use in the Joint Proxy Statement/Prospectus and/or the S-4 Registration Statement if and to the extent that such information is or shall have become incomplete, false or misleading in any material respect and (y) take all steps necessary to cause such Joint Proxy Statement/Prospectus and/or S-4 Registration Statement as so corrected to be filed with the SEC and/or disseminated to its stockholders in accordance with applicable law.

    (b) Each of iTurf and dELiA*s agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and

(ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the respective stockholders of iTurf and dELiA*s and at the times of the iTurf Meeting and the dELiA*s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of iTurf and dELiA*s covenants that the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and iTurf covenants that the S-4 Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    Section 4.03. NO SOLICITATION. dELiA*s will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the consolidated assets or equity securities of, dELiA*s or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). dELiA*s will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent dELiA*s or the Board of Directors of dELiA*s from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal,
(ii) soliciting any inquiries or the making of any proposal or offer with respect to, engaging in negotiations or discussions concerning, or providing confidential information with respect to, any of Storybook Inc., TSI Soccer Corporation, the Droog business or any of their respective assets or (iii) at any time prior to the approval of this Agreement and the Merger by the requisite vote of the stockholders of dELiA*s (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of dELiA*s receives from the person so requesting such information an appropriate confidentiality agreement;
(B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of dELiA*s, if and only to the extent that, (i) in each case referred to in clause (A), (B) or (C) above, the Board of Directors of dELiA*s determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of dELiA*s determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement. dELiA*s will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. dELiA*s agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.03. dELiA*s will notify iTurf immediately if any such inquiries, proposals or offers are received by, any such information requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep iTurf informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. dELiA*s also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such person by or on behalf of dELiA*s or any of its subsidiaries.

    Section 4.04. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) All rights to indemnification or exculpation now existing in favor of the present and former directors, officers, employees, agents and fiduciaries of dELiA*s (collectively, the "Indemnified Parties"), as provided in dELiA*s Certificate of Incorporation and/or By-Laws or otherwise in effect as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect; PROVIDED, HOWEVER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law or under dELiA*s Certificate of Incorporation or By-Laws or otherwise, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to the Surviving Corporation. The Surviving Corporation shall honor all such rights to indemnification or exculpation described in this Section 4.04 in favor of the Indemnified Parties.

    (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by dELiA*s (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by dELiA*s for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; PROVIDED, FURTHER, that if such insurance coverage cannot be obtained at all, the Surviving Corporation shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this Section 4.03(b), does not exceed the Maximum Premium. The Surviving Corporation shall not take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 4.04(b).

    (c) In the event that after the Effective Time the Surviving Corporation
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that any successor or assign of the Surviving Corporation shall assume the obligations set forth in this Section 4.04.

    Section 4.05. STOCK OPTIONS. (a) On or as soon as practicable following the date of this Agreement, the Board of Directors of dELiA*s (or, if appropriate, any committee thereof administering the dELiA*s Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding Options (each, as so adjusted, an "Adjusted Option"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Option, the number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to

    (A) the number of shares of dELiA*s Common Stock subject to such Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Class A Common Stock (rounded up to the nearest tenth of a cent) equal to (x) the exercise price per share of such dELiA*s Common Stock immediately prior to the Effective Time divided by
    (y) the Exchange Ratio;

        (ii) ensure that no accelerated vesting of Options (including the Sugarman Options) or Adjusted Options or dELiA*s Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to dELiA*s Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby; and

        (iii) make such other changes to the dELiA*s Option Plans as dELiA*s and iTurf may agree are appropriate to give effect to the Merger.

    (b) The adjustments provided in this Section 4.05 with respect to any Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner that is consistent with Section 424(a) of the Code so that no such adjustment shall cause (other than de minimis changes resulting from mathematical rounding) (i) the ratio of the exercise price of each Adjusted Option to the fair market value of the Class A Common Stock subject to such Adjusted Option immediately following the Effective Time to be more favorable to the optionee than the ratio of the corresponding Option exercise price to the fair market value of the dELiA*s Common Stock subject to such corresponding Option immediately prior to the Effective Time or (ii) the excess of the aggregate fair market value of all shares of Class A Common Stock subject to each Adjusted Option immediately following the Effective Time over the aggregate exercise price of such Adjusted Option to be more than the excess of the aggregate fair market value of all shares of dELiA*s Common Stock subject to the corresponding Option immediately prior to the Effective Time over the aggregate exercise price of such corresponding Option. As soon as practicable after the Effective Time, iTurf shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the respective dELiA*s Option Plans and the agreements evidencing the grants of such Options and that such Options and agreements shall be assumed by iTurf and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.05 after giving effect to the Merger).

    (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by iTurf with the notice contemplated by Section 4.05(b), together with the consideration therefor and the federal withholding tax information required, if any.

    (d) Except as otherwise expressly provided by this Section 4.05 and except to the extent required under the respective terms of the Options, all restrictions or limitations on transfer and vesting with respect to Options awarded under the dELiA*s Option Plans or any other plan, program or arrangement of dELiA*s, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Options after giving effect to the Merger and the assumption by iTurf as set forth above.

    (e) As soon as practicable following the Effective Time, iTurf shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering (i) a number of shares of Class A Common Stock equal to the number of shares subject to the Adjusted Options and (ii) the shares of Class A Common Stock issued upon conversion of the dELiA*s Restricted Stock in the Merger. Prior to the Effective Time, iTurf shall take all necessary action in connection with the assumption of the Adjusted Options, including the reservation, issuance and listing of Class A Common Stock in a number at least equal to the number of shares of Class A Common Stock that will be subject to the Adjusted Options.

    Section 4.06. EMPLOYEE BENEFITS. From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and similar arrangements to which dELiA*s is a party and all employee benefit plans of dELiA*s.

    Section 4.07. PUBLIC ANNOUNCEMENTS. iTurf and dELiA*s shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or stock exchange or National Association of Securities Dealers regulation, in which case iTurf or dELiA*s, as applicable, shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

    Section 4.08. NOTIFICATION OF CERTAIN MATTERS. dELiA*s shall give prompt notice to iTurf, and iTurf shall give prompt notice to dELiA*s, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of iTurf, Merger Sub or dELiA*s, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 4.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 4.09. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with dELiA*s and iTurf as are necessary for the consummation of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Surviving Corporation shall use its reasonable best efforts to take all such action.

    Section 4.10. DELISTING; DEREGISTRATION. Each of iTurf and the Surviving Corporation shall use its reasonable best efforts to cause the dELiA*s Common Stock to be delisted from The Nasdaq Stock Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

    Section 4.11. ELECTION OF DIRECTORS OF ITURF. iTurf shall use its best efforts to cause four individuals nominated by dELiA*s to be elected, as soon as practicable after the Effective Time, to the Board of Directors of iTurf and, subject to the restrictions contained in Article Sixth of iTurf's Second Restated Certificate of Incorporation, to be apportioned among the respective classes of the Board of Directors of iTurf in the manner designated by dELiA*s.

    Section 4.12.  NO ACCELERATION OF ITURF OPTIONS OR ITURF RESTRICTED
STOCK. On or as soon as practicable following the date of this Agreement, the Board of Directors of iTurf (or, if appropriate, any committee thereof administering the iTurf Option Plans) shall adopt such resolutions or take such other actions as may be required to ensure that no accelerated vesting of iTurf Options or iTurf Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to iTurf Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby.

    Section 4.13. VOTING OF DELIA*S COMMON STOCK. At the dELiA*s Meeting, Stephen I. Kahn shall vote (or cause to be voted) all shares of dELiA*s Common Stock which he then holds of record or beneficially owns, including pursuant to the Family Stockholders Agreement, dated December 18, 1996, among dELiA*s, Stephen I. Kahn and the Family Holders (as defined therein), in favor of the approval of this Agreement and the Merger.

    Section 4.14. ISSUANCE OF OPTIONS OR RESTRICTED STOCK. (a) During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Effective Time, dELiA*s covenants and agrees that it shall not issue any Options or dELiA*s Restricted Stock except (i) with the prior written consent of the Special Committee,
(ii) issuances of Options or dELiA*s Restricted Stock to new employees that are not affiliated with dELiA*s as of the date hereof or (iii) issuances of Options or dELiA*s Restricted Stock that do not, either individually or in the aggregate, exceed 75,000 shares of dELiA*s Common Stock.

    (b) During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Effective Time, iTurf covenants and agrees that it shall not issue any iTurf Options or iTurf Restricted Stock except with the prior written consent of the Special Committee.

                                   ARTICLE V
                            CONDITIONS TO THE MERGER

    Section 5.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

    (a) NO INJUNCTION OR PROCEEDING. No preliminary or permanent injunction, temporary restraining order or other decree of a court of competent jurisdiction shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened which prevents or prohibits the consummation of the Merger.

    (b) EFFECTIVENESS OF THE S-4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceedings in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

    (c) STOCKHOLDER APPROVALS. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of dELiA*s and the iTurf Merger Matters shall have been approved by the requisite vote of the stockholders of iTurf.

    (d) FILING OF SECOND RESTATED CERTIFICATE OF INCORPORATION. iTurf shall have filed the Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    Section 5.02. CONDITIONS TO THE OBLIGATION OF DELIA*S TO EFFECT THE MERGER. The obligation of dELiA*s to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of iTurf contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time.

    (b) AGREEMENTS. Each of iTurf and Merger Sub shall have performed or complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

    (c) NO ACCELERATION OF ITURF OPTIONS OR ITURF RESTRICTED STOCK. iTurf shall have taken all necessary action, including, but not limited to, the Board of Directors of iTurf or a committee thereof having made the determination required under Section 11.1(c) of the 1999 Amended and Restated Stock Incentive Plan of iTurf Inc., to ensure that no accelerated vesting of iTurf Options or iTurf Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to iTurf Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby.

    Section 5.03. CONDITIONS TO THE OBLIGATION OF ITURF AND MERGER SUB TO EFFECT THE MERGER. The obligations of iTurf and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Effective Time:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of dELiA*s contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time.

    (b) AGREEMENTS. dELiA*s shall have performed or complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

    (c) NO ACCELERATION OF OPTIONS OR DELIA*S RESTRICTED STOCK. dELiA*s shall have taken all necessary action, including, but not limited to, the Board of Directors of dELiA*s or a committee thereof having made the determination required under Section 11.1(c) of the 1996 Stock Incentive Plan of dELiA*s Inc. and the 1998 Stock Incentive Plan of dELiA*s Inc., to ensure that no accelerated vesting of Options (including the Sugarman Options) or Adjusted Options or dELiA*s Restricted Stock, or lapse of any repurchase option, risk of forfeiture or other condition with respect to dELiA*s Restricted Stock, shall occur as a result of the Merger or any of the other transactions contemplated hereby.

    (d) CONSENT OBTAINED. dELiA*s shall have obtained the required consent to the Merger under the Amended and Restated Credit Facility, dated April 28, 2000, among dELiA*s, its subsidiaries listed on Schedule 1 thereto and Congress Financial Corporation, or dELiA*s shall not be required to obtain such consent.

                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

    Section 6.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval by the stockholders of iTurf and dELiA*s:

    (a) by mutual written consent duly authorized by the Boards of Directors of each of iTurf and dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee);

    (b) by either iTurf or dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee) if the Effective Time shall not have occurred on or before the first anniversary of the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either iTurf or dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee) if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise preventing or prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

    (d) by either iTurf or dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee) if (i) the Board of Directors of dELiA*s shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to iTurf or shall have resolved to do so or (ii) the Board of Directors of dELiA*s shall have recommended, resolved to accept or accepted an Acquisition Proposal;

    (e) by either iTurf or dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee) if at the iTurf Meeting (including any adjournment or postponement thereof), the iTurf Merger Matters shall not have been approved by the requisite vote of the stockholders of iTurf; or

    (f) by either iTurf or dELiA*s (and, in the case of iTurf, only with the approval of the Special Committee) if at the dELiA*s Meeting (including any adjournment or postponement thereof), this Agreement and the Merger shall not have been approved by the requisite vote of the stockholders of dELiA*s.

    Section 6.02. EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become null and void (except for the provisions set forth in Section 7.07 and, to the extent applicable, Section 6.02(b), which shall survive any termination of this Agreement) and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

    (b) In the event this Agreement is terminated by either iTurf or dELiA*s pursuant to Section 6.01(d), iTurf shall be entitled to receive from dELiA*s
(i) a fee of $1,000,000 and (ii) reimbursement of iTurf's reasonable and documented transaction costs (including costs incurred by or on behalf of the Special Committee), including, without limitation, legal and accounting expenses and amounts paid or payable to U.S. Bancorp Piper Jaffray in connection with obtaining its fairness opinion relating to the Merger and its performance of financial advisory services for the Special Committee; PROVIDED, HOWEVER, that no fee or expense reimbursement shall be payable pursuant to this
Section 6.02(b) if iTurf or Merger Sub shall then be in willful material breach of its obligations hereunder.

    Section 6.03. AMENDMENT. This Agreement may not be amended except by action of the Board of Directors of each of the parties hereto (and, in the case of iTurf, only with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto.

    Section 6.04. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or
(iii) waive compliance with any agreement or condition of any other party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby but, in the case of any extension or waiver by which iTurf is to be bound, only if approved by the Special Committee.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    Section 7.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 6.01, as the case may be.

    Section 7.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by telecopy, (iii) by reputable overnight courier or (iv) by registered or certified mail, postage prepaid, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

    if to dELiA*s:

       dELiA*s Inc.
       435 Hudson Street
       New York, New York 10014
       Telecopier No: (212) 590-6310
       Attention: President

    with a copy to:

       Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036-8299
       Telecopier No: (212) 969-2900
       Attention: Jeffrey A. Horwitz, Esq.

    if to iTurf or Merger Sub:

       iTurf Inc.
       One Battery Park Plaza
       New York, New York 10004
       Telecopier No: (212) 742-1993
       Attention: President

    with a copy to:

       Squadron, Ellenoff, Plesent & Sheinfeld, LLP
       551 Fifth Avenue
       New York, New York 10176
       Telecopier No: (212) 697-6686
       Attention: David L. Kovacs, Esq.

    Section 7.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (d) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; PROVIDED, HOWEVER, that, for purposes of Article II and Section 4.02(a) of this Agreement, dELiA*s disclaims liability for any representation, warranty or covenant made by dELiA*s on behalf of or with respect to iTurf or any of iTurf's subsidiaries, and iTurf agrees that dELiA*s shall not be liable for any such representation, warranty or covenant.

    Section 7.04. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 7.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the schedules, documents and instruments referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.

    Section 7.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 4.04, 4.05 and 4.06 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

    Section 7.07. FEES AND EXPENSES. Except as otherwise contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

    Section 7.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the conflicts of laws principle thereof).

    Section 7.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 7.10. COUNTERPARTS. This Agreement way be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 7.11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the need to post bond or other security.

    IN WITNESS WHEREOF, iTurf, Merger Sub and dELiA*s have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       iTurf Inc.

                                                       By:  /s/ STEPHEN I. KAHN
                                                            -----------------------------------------
                                                            Name: Stephen I. Kahn
                                                            Title:  Chairman, Chief Executive Officer
                                                            and President

                                                       iTurf Breakfast Corp.

                                                       By:  /s/ STEPHEN I. KAHN
                                                            -----------------------------------------
                                                            Name: Stephen I. Kahn
                                                            Title:  Chief Executive Officer

                                                       dELiA*s Inc.

                                                       By:  /s/ EVAN GUILLEMIN
                                                            -----------------------------------------
                                                            Name: Evan Guillemin
                                                            Title:  President

    By his execution of this Agreement, the undersigned hereby agrees to be bound solely with respect to his obligations under Section 4.13.

/s/ STEPHEN I. KAHN
-------------------------------------------
Stephen I. Kahn